Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 1 to Registration Statement Nos. 333-87879, 333-70432, 333-71100, and 333-130520 on Form S-8 of our report dated March 16, 2010, relating to the consolidated financial statements and financial statement schedule of Power-One, Inc. and subsidiaries and the effectiveness of Power-One, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Power-One, Inc. and subsidiaries for the year ended January 3, 2010.

/s/ Deloitte & Touche LLP

Los Angeles, California

August 9, 2010